EXHIBIT 99.1

LITHIA MOTORS REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR
RESULTS; PROVIDES 2010 OUTLOOK AND SCHEDULES EARNINGS RELEASE

MEDFORD, OREGON, February 3, 2010 – Lithia Motors, Inc. (NYSE: LAD) today reported that based on preliminary unaudited results, 2009 adjusted fourth quarter diluted earnings per share from continuing operations are within a range of $0.00 to $0.02. This compares to 2008 adjusted fourth quarter diluted loss per share of $(0.16). The 2009 results exclude non-cash charges on asset impairments and expenses related to reserves in a range of $0.08 to $0.10 per share. The 2008 results exclude a one-time gain of $0.11 related to debt extinguishment, net of certain asset impairment charges.

“The production shutdowns associated with the Chrysler reorganization earlier this year continued to affect the availability of inventory at our Chrysler locations in the fourth quarter. This shortage of product, coupled with historically low inventory levels at the end of the third quarter due to the CARS program, impacted our results in the fourth quarter,” said Sid DeBoer, Chairman and Chief Executive Officer. “The inventory shortage should not affect the first quarter of 2010.”

In the fourth quarter, same store new vehicle sales improved approximately 1.2% from 2008. Excluding the impact of Chrysler sales, same store new vehicle sales in the quarter improved approximately 18.5%.

For the full year 2009, adjusted diluted earnings per share from continuing operations are projected to be within a range of $0.49 to $0.51, compared to 2008 full year adjusted diluted earnings per share from continuing operations of $0.01.

Reclassification of Stores out of Discontinued Operations

The Company is also announcing the reclassification of ten stores from discontinued operations to continuing operations in the fourth quarter, as they are no longer scheduled for divestiture. The effects of the reclassification are included in the financial results above on a comparative basis for all periods presented. After this reclassification, the only stores remaining in discontinued operations are two General Motors locations.

“Current market conditions, including lack of available credit for prospective buyers, have impacted our ability to sell these stores. Additionally, we have improved their operational results over the past 18 months. Based on these factors, we intend to retain and operate these stores going forward,” said Jeff DeBoer, Chief Financial Officer.

Outlook for 2010

Lithia projects its 2010 first quarter earnings guidance within a range of $0.04 to $0.06 per diluted share. Full-year 2010 earnings guidance is projected within a range of $0.55 to $0.63 per diluted share. Both projections are based on the following assumptions:

•         Total Revenues at $1.80 to $1.85 billion

•         New Vehicle same store sales increasing 3.5%

•         New Vehicle gross margin from 8.1% to 8.3%

•         Used Vehicle same store sales increasing 7.2%

•         Used Vehicle gross margin from 14.2% to 14.5%

•         Service Body and Parts same store sales decreasing 1.0%

•         Service Body and Parts gross margin from 47.5% to 47.7%

•         Finance and Insurance gross profit of $955 per unit

•         Tax rate of 40.0%

•         Estimated average diluted shares outstanding of 26.2 million, including approximately 18% more shares outstanding related to the stock offering completed in October 2009

•         Capital expenditures of approximately $2.7 million

•         Chrysler market share consistent with full year 2009 levels

•         Guidance excludes the impact of future acquisitions, dispositions, and any potential one-time items

Fourth Quarter Earnings Release and Conference Call

Lithia has scheduled its fourth quarter 2009 earnings to be released on Wednesday, February 24, 2010 at 1:05 p.m. PT. A conference call to discuss the earnings results is scheduled for the same day at 2:00 p.m. PT.

How to Participate

Domestic Calls: 800-254-5933

Conference ID #: 47221792

Please call in at least 10 minutes prior to the beginning of the call.

To listen live on our website or for replay: visit Investor Relations on www.lithia.com and click on the conference call icon.

A playback of the conference call will be available on the same day, approximately two hours after completion of the call, and will be available until March 10, 2010. The playback can be accessed by calling 800-642-1687 (access code: 47221792) or by visiting the Investor Relations section of the Lithia website: www.lithia.com.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 26 brands of new and all brands of used vehicles at 86 stores, which are located in 12 states. Internet sales are centralized at www.lithia.com.  Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Lithia Motors can be reached on the internet at www.lithia.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. Forward-looking statements in this press release include expected Chrysler inventory availability and our guidance regarding first quarter and full year 2010 results. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks" or "will." These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company's filings with the SEC. We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.

Source: Lithia Motors, Inc.